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                                                                   EXHIBIT 10.12

                                Green Mountain

                               February 5, 1999

Mr. Dennis Crumpler:

This term sheet sets forth the agreement between you and Green Mountain.

Position:  Mr. Crumpler will be a member of the Board of Directors of Green
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Mountain, serving as Vice Chairman and as an independent consultant providing such consulting services as the company requests, including recruiting management talent, coaching top executives, and giving business advice regarding technology and internet strategy. Mr. Crumpler will not join any other Boards of Directors nor have any other consulting activities that would interfere with his availability to the company as needed.

Location:    Mr. Crumpler will provide such services from his principal place of
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business in Atlanta as feasible.  He will spend four to six days per month on average working on Green Mountain. Green Mountain will pay expenses for private aircraft business travel from his principal place of business in Atlanta to perform his duties at the company.

Investments and Financing:   Mr. Crumpler will invest $1 million and be provided
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a loan of $1 million by Green Mountain to purchase 200,000 common units as described in the Employee Unit Purchase Plan. He will make this investment by February 9, 1999.

Options:  Mr. Crumpler will be awarded two sets of options at $10 per common
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unit with 20% vesting immediately and with 80% vesting quarterly on a straight line basis over the next sixteen quarterly anniversaries. As a Director, he will have options on 20,000 common units. As Vice Chairman, he will have options on 142,500 common units. If the Chairman of the Board determines that Mr. Crumpler is not fulfilling his duties, Mr. Crumpler may be required to relinquish his title of Vice Chairman, and some or all of his unvested Vice Chairman options may be terminated. In addition, we will explore an alternate to this option plan that would be mutually desirable.

Taxes:   Mr. Crumpler is responsible for income taxes on compensation.  The
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company may withhold amounts required by law.

Confidentiality:  Mr. Crumpler will keep in the strictest confidence all
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confidential information regarding Green Mountain and its affiliates, as well as be subject to noncompetition with Green Mountain, nonsolicitation of Green Mountain employees and nondisparagement of Green Mountain and its affiliates.

                                        Green Mountain
                                        By:   /s/ Sam Wyly
                                           -------------------------------------
Acknowledged and Agreed To:


 /s/ Dennis Crumpler      2/6/99
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Dennis Crumpler             Date